Exhibit 10.46

THE ACE USA SUPPLEMENTAL EMPLOYEE

RETIREMENT PLAN

Effective January 1, 2009

The ACE USA Supplemental Employee Retirement Plan (the “Plan”) is hereby amended and restated effective January 1, 2009, except as where indicated otherwise, by ACE INA Holdings, Inc. to permit Eligible Employees to defer receipt of certain compensation pursuant to the terms and provisions set forth below. From January 1, 2005 through December 31, 2008, the Plan has operated in good faith compliance with Code section 409A and the transitional guidelines set forth in official IRS guidance.

The Plan is intended (1) to comply with Code section 409A, the final regulations and official guidance issued thereunder for credited amounts earned and vested after December 31, 2004, while credited amounts earned and vested prior to January 1, 2005 (and applicable earnings credited on these amounts) are not intended to be subject to the provisions of Code section 409A (the “Grandfathered Amounts”), to the fullest extent permitted by Code section 409A, the final regulations and official guidance, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions. The Plan document and Plan procedures in effect on December 31, 2004 will remain in full force and effect for the Grandfathered Amounts and is labeled Attachment A.

SECTION 1

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

“Account” means a bookkeeping account established by the Company for each Participant electing to defer Eligible Income under the Plan.

“Affiliate” means any corporation or other entity that is treated as a single employer with the Company under section 414 of the Code.

“Base Salary” means the regular base salary paid to an Eligible Employee by the Company or an Affiliate.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Retirement Committee of ACE INA Holdings, Inc.

“Company” means ACE INA Holdings, Inc. and Affiliates or any successor corporation or other entity.

“Eligible Employee” means an Employee who is designated by the Committee as belonging to a “select group of management or highly compensated employees,” as such phrase is defined under ERISA, and eligible to participate in the Plan. Any determination of the Committee regarding whether an Employee is an Eligible Employee shall be final and binding for all Plan purposes.

“Eligible Income” means Base Salary, Incentive Awards and other amounts designated by the Committee to the extent such income would be eligible compensation under the ACE USA Basic Employee Retirement Savings Plan, the ACE USA Puerto Rico Basic Employee Retirement Savings Plan, the ACE USA Employee Retirement Savings Plan and the ACE USA Puerto Rico Employee Retirement Savings Plan for each Plan Participant, without regard to limitations under the Code.

“Employee” means an individual who is a regular employee on the United States payroll of the Company or its Affiliates. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Company or an Affiliate as not eligible to participate in the Plan, even if such person is determined to be an “employee” of the Company or an Affiliate by any governmental or judicial authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Grandfathered Amounts” means amounts that were deferred under the Plan and earned and vested as of December 31, 2004. Grandfathered Amounts are subject to the distribution rules in effect prior to this amendment and restatement.

“Incentive Award” means an amount payable to an Eligible Employee under an annual bonus or incentive compensation plan of the Company or an Affiliate.

“Investment Options” means the investment options, as determined from time to time by the Committee, used to credit earnings, gains and losses on Account balances.

“Key Employee” means an Employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) of the Company. Key Employees shall be determined by the Committee in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the January 15 following the identification date.

“Participant” means an Eligible Employee who elects to defer amounts under the Plan pursuant to Section 3.2 or who automatically participates under Section 2.1.

“Plan” means the ACE USA Supplemental Employee Retirement Plan, as set forth herein and as amended from time to time.

“Plan Year” means January 1 through December 31.

“Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code section 409A.

SECTION 2

Supplemental Basic Plan Benefits

2.1 Participation. Subject to the terms and conditions of the Plan, each Eligible Employee of an Employer shall become a “Participant” in the Plan for purposes of Supplemental Basic Plan Benefits on the first day on which all of the following conditions are satisfied:

(a)	he is a participant in the ACE USA Basic Employee Retirement Savings Plan or he is a participant in the ACE USA Puerto Rico Basic Employee Retirement Savings Plan;

(b)	his salary grade level is 30 or above (or such other comparable classification designated by the employer); and

(c)	his benefits under either the ACE USA Basic Employee Retirement Savings Plan or the ACE USA Puerto Rico Basic Employee Retirement Savings Plan are limited by either or both of sections 415 and 401(a)(17) of the Code.

2.2 Amount of Supplemental Basic Plan Benefit. For any Plan Year, a Participant shall be credited with a “Supplemental Basic Plan Benefit” which consists of an amount equal to the difference, if any, between (a) the employer contributions that would have been contributed on behalf of the Participant to the ACE USA Basic Employee Retirement Savings Plan or to the ACE USA Puerto Rico Basic Employee Retirement Savings Plan for that Plan Year, in accordance with the terms thereof determined without regard to the limitations of sections 401(a)(17) or 415 of the Code and (b) the amount of the employer contributions actually made to the ACE USA Basic Employee Retirement Savings Plan or to the ACE USA Puerto Rico Basic Employee Retirement Savings Plan on behalf of the Participant. Credits of the Supplemental Basic Plan Benefit to the Participant’s Supplemental Basic Plan Account pursuant to this subsection 2.2 shall be made at the same time that employer contributions would otherwise have been credited to his accounts under the ACE USA Basic Employee Retirement Savings Plan or the ACE USA Puerto Rico Basic Employee Retirement Savings

Plan, as applicable in accordance with the terms thereof determined without regard to the limitations of sections 401(a)(17) or 415 of the Code and (b) the amount of the employer contributions actually made to the ACE USA Basic Employee Retirement Savings Plan or to the ACE USA Puerto Rico Basic Employee Retirement Savings Plan on behalf of the Participant. Credits of the Supplemental Basic Plan Benefit to the Participant’s Supplemental Basic Plan Account pursuant to this subsection 2.2 shall be made at the same time that employer contributions would otherwise have been credited to his accounts under the ACE USA Basic Employee Retirement Savings Plan or the ACE USA Basic Puerto Rico Employee Retirement Savings Plan, as applicable, provided the eligibility requirements for employer contributions under either said plan have been satisfied.

SECTION 3

Supplemental Savings Plan Benefits

3.1 Participation. Subject to the terms and conditions of the Plan, each Eligible Employee of an Employer shall become a “Participant” in the Plan for purposes of Supplemental Savings Plan Benefits on the first day on which all of the following conditions are satisfied:

(a)	he is a participant in the ACE USA Employee Retirement Savings Plan or a participant in the ACE USA Puerto Rico Employee Retirement Savings Plan;

(b)	his salary grade level is 30 or above (or such other comparable classification designated by the employer); and

(c)	his benefits under either the ACE USA Employee Retirement Savings Plan or the ACE USA Puerto Rico Employee Retirement Savings Plan are limited by any or all of sections 415, 401(a)(17), 402(g), 401(k) or 401(m) of the Code.

A “Participant’s Supplemental Savings Plan Benefit” consists of the amounts credited to his accounts, if any, pursuant to subsections 3.2 through 3.4.

3.2 Supplemental Before-Tax Contributions. For any Plan Year, in the event the Participant’s before-tax elective contributions to the ACE USA Employee Retirement Savings Plan are limited by the provisions of sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code, as applicable, his compensation for the Plan Year will continue to be reduced by, and the Participant’s Supplemental Before-Tax Account credited with, an amount equal to the amount of before-tax elective contributions that would have been made under the ACE USA Employee Retirement Savings Plan had the provisions of sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code, as applicable, not applied to him. Credits to the Participant’s Supplemental Before-Tax Account pursuant to this subsection 3.2 shall be made at the same time that before-tax elective contributions would otherwise have been credited to his accounts under the

ACE USA Employee Retirement Savings Plan. A Participant’s election to make before-tax contributions under the ACE USA Employee Retirement Savings Plan shall be deemed to be an election to make elective salary deferral contributions under the Plan, and such election shall remain in effect until modified or revoked by the individual in accordance with the terms of the Plan. Notwithstanding the foregoing provisions of this section 3.2, salary reductions shall continue and an amount shall be credited to the Participant’s Supplemental Before-Tax Account in accordance with this section 3.2 (and Supplemental Matching Contributions under section 3.3) for a Plan Year only if the Participant’s before-tax elective contributions to the ACE USA Employee Retirement Savings Plan have reached the maximum amount permitted under section 402(g) of the Code or the maximum elective contributions permitted under the Plan and the Committee shall require that the Participant elect in the Plan Year (by December 31 of the year prior to the Plan Year or otherwise as permitted by Code section 409A and approved by the Committee) the maximum deferral percentage permitted under the ACE USA Employee Retirement Savings Plan in order to receive a Supplemental Savings Plan Benefit for the Plan Year under this Plan, and shall establish such other administrative procedures as are necessary to comply with such regulations.

Notwithstanding the foregoing, in the event that the Participant reduces his deferral election under the ACE USA Employee Retirement Savings Plan during the Plan Year, his contributions to the Plan for that Plan Year shall continue as though no deferral election change was made.

3.3 Supplemental Matching Contributions. Subject to the requirements of section 3.2, for any Plan Year, a Participant’s Supplemental Matching Account shall be credited with an amount equal to the difference, if any, between (a) the matching contributions that would have been contributed on behalf of the Participant to the ACE USA Employee Retirement Savings Plan for that Plan Year, in accordance with the terms thereof and based on his before-tax elective contributions under the ACE USA Employee Retirement Savings Plan or based on his after-tax elective contributions under the ACE USA Puerto Rico Employee Retirement Savings Plan, as applicable, determined without regard to the limitations of sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code, and (b) the amount of matching contributions actually made to the ACE USA Employee Retirement Savings Plan or the ACE USA Puerto Rico Employee Retirement Savings Plan, as applicable, on behalf of the Participant. Credits to the Participant’s Accounts pursuant to this subsection 3.3 shall be made at the same time that matching contributions would otherwise have been credited to his accounts under either the ACE USA Employee Retirement Savings Plan or the ACE USA Puerto Rico Employee Retirement Savings Plan, as applicable, provided the eligibility requirements for matching contributions under either said plan have been satisfied.

3.4 Supplemental ESIS Performance-Based Contributions. For any Plan Year beginning on or after January 1, 2007, a Participant’s Supplemental ESIS Performance-Based Account shall be credited with an amount equal to the difference, if any, between (a) the ESIS Performance-Based Contributions that would have been contributed on behalf of the Participant for that Plan Year to the ACE USA Employee Retirement Savings Plan or under the ACE USA Puerto Rico Employee Retirement Savings Plan, as

applicable, determined without regard to the limitations of sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code, and (b) the amount of ESIS Performance-Based Contributions actually made to the ACE USA Employee Retirement Savings Plan or the ACE USA Puerto Rico Employee Retirement Savings Plan, as applicable, on behalf of the Participant. Credits to the Participant’s Accounts pursuant to this subsection 4.4 shall be made at the same time that discretionary matching contributions would otherwise have been credited to his accounts under either the ACE USA Employee Retirement Savings Plan or the ACE USA Puerto Rico Employee Retirement Savings Plan, as applicable, provided the eligibility requirements for contributions under either said plan have been satisfied.

SECTION 4

Participant Accounts and Distribution of Accounts

4.1 Participant Accounts. The Committee shall maintain the following bookkeeping “Accounts” in the name of each person who is a Participant in the Plan:

(a)	a “Supplemental Basic Account” in the name of each Participant which shall reflect Supplemental Basic Contributions, if any, made on his behalf;

(b)	a “Supplemental Before-Tax Account” in the name of each Participant which shall reflect Supplemental Before-Tax Contributions, if any, made on his behalf;

(c)	a “Supplemental Matching Account” in the name of each Participant which shall reflect Supplemental Matching Contributions, if any, made on his behalf;

4.2 Adjustment of Accounts. Each Participant’s Accounts shall be adjusted in accordance with this Section 5 in a uniform manner as of each Valuation Date, as follows:

(a)	first, charge to the Account balance the amount of any distributions under the Plan with respect to that Account that have not previously been charged;

(b)	then, adjust the Account balance for the applicable Investment Return Rate(s); and

(c)	then, credit to the Account balance the amount to be credited to that Account in accordance with subsections 3.2 and 4.2 through 4.4 that have not previously been credited.

Except as otherwise designated by the Committee, the term “Valuation Date” means each business day of the year.

4.3 Investment Return Rates. The “Investment Return Rate(s)” with respect to the Account(s), or portions of the Supplemental Account(s), of any Participant for any period shall be the Investment Return Rate(s) elected by the individual in accordance with subsection 4.4 from among such investment alternatives (if any) for that period which, in the discretion of the Committee, are offered from time to time under this subsection 4.3.

4.4 Participant Selection of Investment Return Rate. The Investment Return Rate alternatives under the Plan, and a Participant’s ability to choose among Investment Return Rate alternatives, shall be determined in accordance with rules established by the Committee from time to time; provided, however, that the Company may not modify the Investment Return Rate with respect to periods prior to the adoption of such modification.

4.5 Statement of Accounts. As soon as practicable after the last day of each Plan Year, and at such other times as determined by the Committee, the Committee will cause to be delivered to each Participant a statement of the balance of his Accounts as of that day.

4.6 Distribution. Subject to the terms and conditions of the Plan, the Supplemental Basic Plan Benefit and the Supplemental Savings Plan Benefit to which a Participant or Beneficiary is entitled shall be paid to him in the first calendar quarter of the year following the year of his Separation from Service in one lump sum cash payment. In the event of a Participant’s death, any Participant Accounts which have not yet been paid to the Participant shall be paid to one or more Beneficiaries. A Participant’s “Beneficiary” shall be the legal or natural person designated by the Participant by writing filed with the Committee. If no Beneficiary is designated on the date of the Participant’s death, or if the designated Beneficiary predeceases the Participant, the Participant’s Account balances shall be paid to the Participant’s estate. The Account shall be paid to the Beneficiary (or estate) in a lump sum payment as soon as practicable after the Participant’s date of death.

Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). If applicable, any amounts payable to the Participant during such six (6) month period shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service.

4.7 Distributions to Persons Under Disability. In the event a Participant or his Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefit to which such Participant or Beneficiary is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of his person or of his estate.

4.8 Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of his Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

A Participant’s deferral election for the Plan Year in which he obtains a distribution under this section shall be cancelled.

4.9 Forfeiture of Certain Accounts. Notwithstanding any provision of the Plan to the contrary, in no event shall any amount attributable to the Participant’s Supplemental Basic Plan Account, Supplemental Matching Contribution Account or Supplemental Discretionary Matching Contribution Account be payable to or on account of a Participant whose Separation from Service occurs prior to the date as of which a Participant is vested in his employer matching contribution accounts under the ACE USA Employee Retirement Savings Plan (or would be vested if he were a Participant in the ACE USA Employee Retirement Savings Plan, based on his years of service with the Company and Affiliates) for any reason other than the death of the Participant.

4.10 Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

4.11 Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 4.11 shall be paid in accordance with Code section 409A.

SECTION 5

ADMINISTRATION

5.1. General Administration. The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Committee shall be final and conclusive on any party. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative or other duties as it sees fit.

5.2. Claims for Benefits.

(a)	Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Committee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)	Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c)	Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:

i.	the specific reason or reasons for the denial;

ii.	specific reference to pertinent Plan provisions on which the denial is based;

iii.	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

iv.	an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)	Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)	Decision Upon Review. The Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

i.	the specific reason or reasons for the adverse determination;

ii.	specific reference to pertinent Plan provisions on which the adverse determination is based;

iii.	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

iv.	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)	Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(g)	Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

5.3. Indemnification. To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

SECTION 6

Source of Benefit Payments

6.1 Liability for Benefit Payments. The amount of any benefit payable under the Plan shall be paid from the general revenues of the Employer of the Participant with respect to whom the benefit is payable; provided, however, that if a Participant has been employed by more than one Employer, the portion of his Plan benefits payable by any such Employer shall be that portion accrued while the Participant was employed by that Employer, and earnings on such portion. An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Employer or any Affiliate thereof; provided, however, that nothing in the Plan shall require the Company or any Employer to establish any trust to provide benefits under the Plan.

6.2 No Guarantee. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits to any person.

6.3 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

6.4 Successors. The obligations of the Company and each Affiliate under the Plan shall be binding on any assignee or successor in interest thereto. Prior to any merger, consolidation or sale of assets, the Company, or if applicable, the Affiliate, shall require any such successor to expressly assume all of the Company’s, or if applicable, all of the Affiliate’s, obligations under the Plan.

SECTION 7

Amendment and Termination

The provisions of this Section 7 shall apply only to amounts subject to Code section 409A. Amendment and termination provisions applicable to the Grandfathered Amounts (and the earnings credited on those amounts) are set forth in Attachment A.

7.1 . Amendment and Termination. The Company, through its Board of Directors, reserves the right to amend or terminate the Plan in the sole discretion of the Company. No amendment or termination of the Plan shall adversely affect the rights of any

Participant to amounts credited to his Account as of the effective date of such amendment or termination; provided however, an amendment may freeze or limit future accruals of benefits under the Plan on and after the date of such amendment. Upon termination of the Plan, distribution of balances in Accounts shall be made to Participants and beneficiaries in the manner and at the time described in Section 4, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals of Eligible Income shall be permitted; however, earnings, gains and losses shall continue to be credited to Account balances in accordance with Section 4 until the Account balances are fully distributed.

7.2 Taxes. The Company or other payor may withhold from a benefit payment under the Plan or a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company or other payor may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

7.3 No Material Modification. Notwithstanding the foregoing, no amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purposes of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amount that are “grandfathered” and exempt from the requirements of Code section 409A.

Attachment A

The ACE USA Supplemental Employee Retirement Savings Plan

(As in effect December 31, 2004)

Refer to exhibit 10.6 to Form 10-Q filed on May 15, 2000.

Attachment B

Certain Distributions and Elections on and after January 1, 2009

1. Participation of U.S. Bermuda-based employees.

To the extent that participation in nonqualified plans sponsored by ACE Limited is not permitted under the terms of those plans, Bermuda-based employees who are United States taxpayers shall participate under the Plan beginning January 1, 2009, provided they are also employed by a United States Affiliate. Deferrals shall be credited exclusively through compensation paid from the payroll of the United States Affiliate. Supplemental Matching Contributions and Supplemental Basic Contributions will be the obligation exclusively of the United States Affiliate. For purposes of this Attachment B, participation under the ACE Limited Employee Retirement Plan will be used to determine Plan participation.

All other terms of participation will be the same as for other Plan Participants.